Exhibit 19.1
Effective February 17, 2023
TELADOC HEALTH, INC.
INSIDER TRADING COMPLIANCE POLICY
I.    SUMMARY
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Teladoc Health, Inc. (together with its subsidiaries, the “Company”), as well as that of all persons affiliated with the Company. “Insider trading” is a crime, and occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines and criminal fines. Insider trading is also prohibited by this Insider Trading Compliance Policy (this “Policy”), and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.
This Policy applies to all officers, directors and employees of the Company. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to the Company’s Chief Legal Officer or such other person as the Chief Legal Officer may designate from time to time.
II.    POLICIES PROHIBITING INSIDER TRADING
No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company.
Additionally, no officer, director or other Designated Insider (as defined below) shall purchase or sell any security of the Company during any Black-Out Period as described in Section IV.B below.
No officer, director or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.
III.    EXPLANATION OF INSIDER TRADING
It is generally understood that insider trading includes the following:
•trading by insiders while in possession of material, non-public information;
•trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

•communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.    What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
Examples of material information include (but are not limited to) information about dividends; corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers or dispositions; major new products or product developments; important business developments, such as major contract awards or cancellations; management or control changes; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: When in doubt, do not trade.
B.    What is Non-public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s web site.
The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.
C.    Who is an Insider?
“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company. Officers, directors and employees may not trade in the Company’s securities while in possession of material, non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.
Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.
D.    Trading by Persons Other than Insiders
Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.
E.    Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.
IV.    PROCEDURES TO PREVENT INSIDER TRADING
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.
A.    Pre-Clearance of All Trades by All Officers, Directors and Designated Insiders
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and other Designated Insiders must be pre-cleared by the Company’s Chief Legal Officer or such other person as the Chief Legal Officer may designate from time to time (the “Authorizing Officer”). As part of the pre-clearance process, the individual requesting pre-clearance must confirm that he or she is not in possession of material, non-public information. Pre-clearance does not relieve anyone of his or her responsibility under applicable securities laws or SEC rules.
“Designated Insiders” includes all directors and officers of the Company and other Company employees and others who are routinely exposed to information that would necessarily be considered material (such as financial information or important press releases) before it is released to the public. One or more lists of Designated Insiders is maintained by the Company’s Chief Legal Officer or such other person as the Chief Legal Officer may designate from time to time, and each such person will be made aware that he or she has been added to any such list as soon as reasonably practicable after the related determination has been made.
None of the Company, the Chief Legal Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV.A. Notwithstanding any pre-clearance of a transaction pursuant to this Section IV.A, none of the Company, the Chief Legal Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.
B.    Black-Out Periods
Additionally, no officer, director or other Designated Insider shall purchase or sell any security of the Company during the period (a “Black-Out Period”) beginning on the 14th calendar day before 11:59 p.m. ET on the last day of any fiscal quarter of the Company and ending two full trading days after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for:
•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•bona fide gifts of the Company’s securities; and
•purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.
Exceptions to the Black-Out Period policy may be approved only by the Company’s Chief Legal Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.
From time to time, the Company, through the Board of Directors or the Chief Legal Officer, may recommend that officers, directors, employees or others suspend trading in the

Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.
C.    Post-Termination Transactions
With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.
V.    ADDITIONAL PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:
A.    Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act prohibits Section 16 reporting persons from making short sales of the Company’s equity securities (i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale).
B.    Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.
C.    Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

D.    Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).
E.    Director and Executive Officer Cashless Exercises
The Company will not “arrange” with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker, (ii) the Company’s financial involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles. Under a T+2 cashless exercise, a broker, the issuer and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Chief Legal Officer.
VI.    RULE 10b5-1 TRADING PLANS
A.    Overview
Rule 10b5-1 provides a safe harbor in order to protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and in accordance with the terms of Rule 10b5-1 and all applicable state laws. Trades under a Trading Plan will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Authorizing Officer, who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer. Any person who enters into a Trading Plan must act in good faith with respect to such plan.
Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and Black-Out Periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of a Black-Out Period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.
The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.
Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling-off period following the adoption of any Trading Plan as described below:
•For directors and Section 16 officers, commencement of any transactions under a Trading Plan cannot begin until the later of (a) 90 days after adoption of the Trading Plan and (b) two business days following the disclosure of the Company’s financial results by filing its Quarterly Report on Form 10-Q or Annual Report on Form 10-K covering the fiscal quarter in which the Trading Plan was adopted, provided that the cooling-off period will be no more than 120 days after the adoption of the Trading Plan; and
•For other employees, commencement of any transactions under a Trading Plan cannot begin until 30 days after adoption of the Trading Plan.
At the time of adoption of any Trading Plan, a director or Section 16 officer will be required to certify that he or she is not aware of any material, non-public information about the Company or its securities, and that he or she is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
An individual may not adopt (i) more than one Trading Plan if such Trading Plans allow trades in the same period or (ii) more than one single-trade plan in any 12-month period, in each case, except for a sell-to-cover Trading Plan solely to satisfy tax withholding obligations on vesting of equity awards.

B.    Revocation of and Amendments to Trading Plans
Revocation of Trading Plans should occur only in unusual circumstances. The effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and 30 days before establishing a new Trading Plan. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan. In any event, you should not assume that compliance with the 30-day bar will protect you from possible adverse legal consequences of a Trading Plan revocation.
A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a Black-Out Period and at a time when the Trading Plan participant does not possess material, non-public information. Any modification or change to the amount, price or timing of the purchase or sale of securities underlying the Trading Plan is considered to be a termination of such plan and the adoption of a new Trading Plan, and therefore will trigger a new cooling-off period.
Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.
C.    Discretionary Plans
Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.
The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.
D.    Options
Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.
E.    Trades Outside of a Trading Plan
During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.
F.    Public Announcements
The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1 and will be required to disclose certain information about the adoption or termination of a Trading Plan by directors and Section 16 officers, including the individual’s name, duration of the Trading Plan and the aggregate amount of securities to be sold or purchased. The Company will consider in each case whether a public announcement of a particular Trading Plan should be made in addition to the required disclosure under the SEC rules. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.
G.    Prohibited Transactions
The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.
H.    Limitation on Liability
None of the Company, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI. Notwithstanding any review of a Trading Plan pursuant to this Section VI, none of the Company, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such Trading Plan to the person adopting such Trading Plan.